Contact:

Assaf Ran, CEO

(516) 444-3400

SOURCE: Manhattan Bridge Capital, Inc.

Manhattan Bridge Capital, Inc. Regains Full Compliance with NASDAQ Marketplace Rule 5550(a)(2)

NEW YORK, N.Y. November 13, 2012 / GLOBE Newswire / -- Manhattan Bridge Capital, Inc. (Nasdaq: LOAN),(the “Company”) announced today that the Company received a letter from the NASDAQ on November 13, 2012 that it has regained full compliance with NASDAQ Marketplace Rule 5550(a)(2), NASDAQ’s minimum stock bid price requirements to remain listed on the NASDAQ Stock Market. Regaining compliance resulted from its stock having had a closing bid price at or above $1.00 per share for 10 consecutive trading days.

Assaf Ran, Chairman of the Board and CEO stated, “The Company is pleased to announce that it will continue to trade on the NASDAQ stock exchange. Management will focus on continuing to improve the financial conditions of the Company and communicating results to shareholders. We have demonstrated period-to-period growth and increased income from operations for more than five years. I am confident in our ability to continue on that path. Based on the fact that our current book value is $1.96 and considering our impressive performances and growth, I believe that our sock is significantly under-valued.”

Manhattan Bridge Capital, Inc. provides short term, secured, non-banking, commercial loans to small businesses. We operate the web site: http://www.manhattanbridgecapital.com

Forward-looking statements in this release are made pursuant to the “safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance are based upon the Company's historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, and other factors that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company's Annual Report on Form 10-K.

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